For Immediate Release	Exhibit 99.1

WSI Industries Reports Third Quarter Sales Increase of 17% & Earnings Increase of 203%

June 19, 2014—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2014 third quarter ending May 25, 2014 of $10,702,000 versus the prior year amount of $9,169,000 or a increase of 17% over the prior year quarter. Year-to-date sales for the nine months ended May 25, 2014 totaled $31,385,000, an increase of 26% versus $24,931,000 in the prior year.

The Company also reported net income of $321,000 or $.11 per diluted share for the fiscal 2014 third quarter compared to $106,000 or $.04 per diluted share in the prior year third quarter or an increase of 203%. Year-to-date income was $924,000 or $.31 per diluted share versus $593,000 or $.20 per diluted share in the prior year or an increase of 56%.

Benjamin Rashleger, president and chief executive officer, commented: “Our fiscal 2014 third quarter results have continued our recent trend of showing year-over-year growth. This is the third consecutive quarter where we achieved sales increases over the prior year quarter. While we are experiencing improved activity in most segments of our business, the largest contributor to our sales growth has continued to come from our powersports business – which was up 26% over the prior year third quarter and is up 50% year-to-date over the prior year. We successfully launched a major new program in the powersports business this year, and we have continued to develop new product lines as models change year over year.” Rashleger continued: “Our overall energy business was down versus the prior year third quarter, however, in our oil and gas fracking segment we experienced our third consecutive quarter of sales increases. In addition, we previously announced orders from three new customers in our energy business which generated some revenues in our third quarter, and we expect to see additional sales as these programs roll out in our fiscal 2014 fourth quarter.” Rashleger concluded: “We are pleased with our results, and our optimism for our future business and potential remains high.”

The Company also announced today that its Board of Directors has declared a quarterly dividend of $.04 per share. The dividend will be payable July 17, 2014 to holders of record on July 3, 2014.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense markets.

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For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO)

763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
In thousands, except per share amounts

	Third quarter ended		Three quarters ended
	May 25,	May 26,	May 25,	May 26,
	2014	2013	2014	2013
Net Sales	$10,702	$9,169	$31,385	$24,931
Cost of products sold	9,221	8,241	27,302	21,749
Gross margin	1,481	928	4,083	3,182

Selling and administrative expense	883	689	2,329	2,021
Interest and other income	(2)	(6)	(4)	(8)
Interest and other expense	98	80	314	243
Profit from operations before income taxes	502	165	1444	926
Income taxes	181	59	520	333
Net earnings	$321	$106	$924	$593

Basic income per share	$0.11	$0.04	$0.32	$0.21

Diluted income per share	$0.11	$0.04	$0.31	$0.20

Weighted average number of common shares	2,903	2,889	2,898	2,881

Weighted average number of diluted shares	2,979	2,942	2,961	2,943

CONDENSED BALANCE SHEETS (Unaudited)
In thousands

	May 25,	May 26,
	2014	2013
Assets:
Total Current Assets	$12,405	$10,779
Property, Plant, and Equipment, net	13,802	13,729
Intangible Assets	2,384	2,388
Total Assets	$28,591	$26,896

Liabilities and Shareholders' Equity:
Total current liabilities	$4,981	$4,342
Long-term debt	8,917	9,236
Deferred tax liablities	1,826	1,240
Shareholders' equity	12,867	12,078
Total Liabilities and Shareholders' Equity	$28,591	$26,896

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
In thousands
	First nine months ended
	May 25,	May 26,
	2014	2013

Cash flows from operating activities (1)	$3,614	$1,510
Cash used in investing activities	(190)	(3,657)
Cash used in financing activities	(1,791)	1,774
Net increase in cash and cash equivalents	1,633	(373)

Cash and cash equivalents at beginning of period	1,906	2,912

Cash and cash equivalents at end of period	$3,539	$2,539

(1) Cash flows from operating activities includes non-cash adjustments for depreciation, deferred taxes and stock option compensation expense of $2,382 and $1,818 at
May 25, 2014 and May 26, 2013, respectively.